CapLease, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges

(dollars in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
Earnings:
Net loss	$(3,228)	$(1,079)	$(4,735)	$(3,174)
Interest expense	20,416	21,304	40,869	43,030
Portion of rental expense representing interest	27	37	57	77
Total earnings	$17,215	$20,262	$36,192	$39,933

Fixed Charges:
Interest expense	$20,416	$21,304	$40,869	$43,030
Portion of rental expense representing interest	27	37	57	77
Total	$20,444	$21,341	$40,926	$43,107

Ratio of Earnings to Fixed Charges	0.84	0.95	0.88	0.93

CapLease, Inc. and Subsidiaries
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(dollars in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
Earnings:
Net loss	$(3,228)	$(1,079)	$(4,735)	$(3,174)
Interest expense	20,416	21,304	40,869	43,030
Portion of rental expense representing interest	27	37	57	77
Total earnings	$17,215	$20,262	$36,192	$39,933

Combined Fixed Charges and Preference Dividends:
Interest expense	$20,416	$21,304	$40,869	$43,030
Portion of rental expense representing interest	27	37	57	77
Preferred Stock Dividends	1,627	1,625	3,255	2,367
Total	$22,071	$22,966	$44,181	$45,474

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	0.78	0.88	0.82	0.88